Exhibit 10.5

Avista Healthcare Public Acquisition Corp. has requested that portions of this document be accorded confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

SETTLEMENT AND LICENSE AGREEMENT

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

This Settlement and License Agreement (“Agreement”) is effective as of the date it is last signed (“Effective Date”), including the releases attached to it as Exhibit B and Exhibit C, by each of the following (each a “Party” and collectively, the “Parties”):

a.                                      RESORBA Medical GmbH (“Resorba”), a corporation organized and existing under the laws of Germany, with a principal place of business in Nuremberg, Germany.

b.                                      Advanced Medical Solutions Group plc (“AMS”), a public limited company incorporated and domiciled in England and Wales;

c.                                       Organogenesis Inc. (“Organogenesis”), a corporation organized under the laws of the state of Delaware and having a principal place of business in Canton, Massachusetts, United States of America.

RECITALS

(i)                                     Resorba is the plaintiff in a patent infringement action against Organogenesis in the United States District Court for the District of Massachusetts, Civil Action No. 1:16-cv-12173-GAO (the “Litigation”) alleging infringement of United States Patent No. 7,604,816 (the “‘816 Patent”);

(ii)                                  AMS is the sole owner of Resorba;

(iii)                               Subject to the releases being given by the parties, Resorba and Organogenesis desire to settle the Litigation and enter into a license of the ‘816 Patent Family on the terms and conditions set forth below.

Thus, in consideration of the mutual covenants, representations and warranties set forth in this Agreement and other good and valuable consideration (including, without limitation, the Lump Sum and Royalty payments pursuant to Section 8), the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1.                                          Definitions

1.1                               “‘816 Patent” has the meaning given in the Recitals.

1.2                               “‘816 Patent Family” means (a) the ‘816 Patent and (b) any United States patent, pending patent application, or future patent or patent application, including any divisional, continuation, or continuation-in-part application, reissued patent, reexamined patent, or extended patent that (i) directly or indirectly claims priority to any patent application from which the ‘816

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

Patent claims priority directly or indirectly, (ii) directly or indirectly claims priority to the patent application from which the ‘816 Patent issued, or (iii) at any time claimed priority to the ‘816 Patent or any of the foregoing patents or patent applications.

1.3                               “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, at least fifty (50) percent of the ownership interest.

1.4                               “Agreement” has the meaning given in the preamble.

1.5                               “AMS” has the meaning given in the Recitals.

1.6                               “Confidential Information” has the meaning given in Section 12.14.

1.7                               “Consideration Period” has the meaning given in Section 10.1.

1.8                               “Effective Date” has the meaning given in the preamble.

1.9                               “Foreign Counterpart” means any patent, pending patent application, or future patent or patent application, including any PCT application, divisional, continuation, or continuation-in-part application, any reissued patent, reexamined patent, or extended patent pending in or issued from any patent granting authority other than the United States Patent and Trademark Office that (i) directly or indirectly claims priority to any patent application from which the ‘816 Patent claims priority directly or indirectly, (ii) directly or indirectly claims priority to the patent application from which the ‘816 Patent issued, or (iii) at any time claimed priority to the ‘816 Patent or any of the foregoing patents or patent applications.

1.10                        “Licensed Product” means any product or part of a product marketed, manufactured, used, sold, offered for sale, or imported by Organogenesis or its Affiliates, the marketing, manufacturing, using, selling, offering for sale, or importing of which would infringe, induce infringement, or contribute to infringement of one or more Valid Claims of the ‘816 Patent Family in the absence of this Agreement, including, without limitation, Organogenesis’ PuraPlyTM Antimicrobial product in the form it exists as of the Effective Date.

1.11                        “Litigation” has the meaning given in the recitals.

1.12                        “Minimum Royalty Payment” has the meaning given in Section 8.3.

1.13                        “Negotiation Period” has the meaning given in Section 10.1.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

1.14                        “Net Sales” means the aggregate sum of the total gross amounts invoiced and properly recognized as revenue under generally accepted accounting principles in the United States of America by Organogenesis and/or any of its Affiliates in an arm’s length transaction for each Licensed Product sold in the Territory less, to the extent identified on the invoice (or any corresponding credit note):

(a)                                 rebates, refunds, retroactive price reductions, and cash, quantity and trade discounts (including Medicare, Medicaid and similar types of rebates and chargebacks);

(b)                                 credits allowed for rejected, returned, or damaged goods;

(c)                                  insurance, packing, transportation and delivery costs; and

(d)                                 sales, excise, and value added taxes and any tariffs, levies and duties imposed on the transaction.

Net Sales shall not include any gift, grant, sale, assignment, transfer, conveyance or disposition:

(a)                                 between Organogenesis and the Organogenesis Affiliates;

(b)                                 to physicians, hospitals, or clinics for clinical trials or as free of charge samples;

(c)                                  to academic or non-profit investigators free of charge for research purposes; or

(d)                                 in connection with compassionate use or low-income patient assistance programs.

Notwithstanding the foregoing, in the event a Licensed Product is sold in combination with other products, Net Sales of such Licensed Product shall be calculated by multiplying the Net Sales of the combined products by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately and B is the gross invoice price of the other product(s) included in the combined product if sold separately. In the event no such separate sales are made, Net Sales of the combined product shall be calculated reasonably and in good faith by Organogenesis, based upon the respective costs of goods sold of the components of such combined product.

Net Sales shall be determined from books and records maintained in accordance with generally acceptable accounting principles in the United States of America, as consistently applied by Organogenesis and its Affiliates with respect to sales of the Licensed Products.

1.15                        “Organogenesis” has the meaning given in the preamble.

1.16                        “Organogenesis Affiliates” means the Affiliates of Organogenesis, which, as of the Effective Date, are Prime Merger Sub, LLC and Organogenesis GmbH.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

1.17                        “Organogenesis Covenantees” has the meaning given in Section 4.3.

1.18                        “Parties” and “Party” have the meanings given in the preamble.

1.19                        “Patent Challenge” has the meaning given in Section 2.2(b).

1.20                        “Person” means any individual, corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, governmental authority, or other entity of any kind.

1.21                        “Releases” means the Release signed and delivered by Resorba in the form attached as Exhibit B and the Release signed and delivered by Organogenesis in the form attached as Exhibit C.

1.22                        “Resorba” has the meaning given in the preamble.

1.23                        “Stipulation of Dismissal” means the Stipulation of Dismissal in the form attached hereto as Exhibit A.

1.24                        “Term” means the term of this Agreement, as defined in Section 11.1.

1.25                        “Territory” means the United States of America and its possessions and territories.

1.26                        “Third Party” means with respect to any Party, any Person other than such Party, an Affiliate of such Party, or the other Party.

1.27                        “Valid Claim” means a claim of the ‘816 Patent Family that has not expired or been revoked or declared unenforceable, unpatentable, or invalid by an unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction.

Section 2.                                          Representations and Warranties

2.1                               Resorba and AMS each represents and warrants, on its own behalf and on behalf of all of its Affiliates, that, as at the Effective Date:

(a)                                 neither Resorba, AMS nor any of their Affiliates has received notice from a Third Party (i) alleging the unpatentability, invalidity, misuse, unregistrability, unenforceability or noninfringement of, or error in, any of the patents in the ‘816 Patent Family or (ii) challenging Resorba’s ownership of, or right to practice or license, any patent in the ‘816 Patent Family, or alleging any adverse right, title, or interest with respect thereto;

(b)                                 all patents in the ‘816 Patent Family will be diligently prosecuted if necessary in the patent offices in the Territory in accordance with applicable law, and will be maintained properly and correctly and all applicable fees will be timely paid;

(c)                                  to the knowledge of Resorba and AMS, each patent in the ‘816 Patent family is valid and enforceable;

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

(d)                                 Resorba is the sole and exclusive legal and beneficial owner of the entire right, title and interest in the ‘816 Patent Family;

(e)                                  neither Resorba, AMS nor any of their Affiliates owns, licenses, or controls any patent other than the Foreign Counterparts with any claim that, as far as Resorba, AMS or any of their Affiliates is aware, covers PuraPlyTM Antimicrobial that is not in the ‘816 Patent Family;

(f)                                   Resorba has not assigned or otherwise encumbered (i) its right, title or interest in the ‘816 Patent Family or (ii) any right granted to Organogenesis hereunder;

(g)                                  each of Resorba and AMS has the full right and power to grant the license, release, and other covenants set forth in this Agreement and to enter into this Agreement; and, to the knowledge of Resorba and AMS, there are no outstanding agreements, assignments, laws, orders, or encumbrances by which it is or will be bound that are inconsistent with the provisions of this Agreement; and

(h)                                 each of Resorba and AMS is financially solvent, is able to pays its debts and obligations as they become due and has the financial resources and capability to perform in a timely manner all of its obligations under this Agreement.

2.2                               Organogenesis represents and warrants, on its own behalf and on behalf of all Organogenesis Affiliates, that:

(a)                                 as of the Effective Date, other than Resorba’s allegations of infringement to date, neither it nor the Organogenesis Affiliates are aware of any Third Party that at the Effective Date infringes, induces infringement, or contributes to infringement of, the ‘816 Patent Family on the basis of their making, having made, using, offering for sale, selling, or importing of any product or part of a product which would infringe, induce infringement, or contribute to infringement of the ‘816 Patent Family;

(b)                                 absent a patent infringement claim directed to the Licensed Products filed against Organogenesis or any Organogenesis Affiliate by Resorba or any Resorba Affiliate, at no time prior to January 1, 2020, will it or any Organogenesis Affiliate (whether directly or indirectly through a Third Party) contest the validity or enforceability of any patent in the ‘816 Patent Family, nor institute any reexamination, opposition, or post-grant proceedings (“Patent Challenge”) against the ‘816 Patent Family or any Foreign Counterparts;

(c)                                  other than Resorba’s allegations to date that the PuraPlyTM Antimicrobial product infringes the ‘816 Patent Family, as of the Effective Date, to the knowledge of Organogenesis, neither it nor any Organogenesis Affiliate has at any time prior to the Effective Date marketed, manufactured (or had manufactured), used, sold, offered for sale or imported any product or part of a product which would infringe, induce infringement, or contribute to infringement of one or more of the patents comprised in the ‘816 Patent Family; and

(d)                                 Organogenesis has the full right and power to make the covenants set forth herein and to enter into this Agreement and that there are no outstanding agreements, assignments,

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

orders, or encumbrances by which it is or will be bound that are inconsistent with the provisions of this Agreement.

2.3                               The Parties give no warranties or representations, express or implied, except as expressly set forth in this Agreement. In entering this Agreement, the Parties acknowledge and represent that they have not relied upon any statement or representation, written or oral, by the other Party except those expressly set forth in this Agreement. Nothing in this Agreement shall be construed as: (a) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement, is or will be free from infringement of patents, copyrights, and other rights of Third Parties; (b) an obligation to bring actions or suits against third parties for infringement; (c) granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Resorba or other persons other than the licenses and rights set forth in this Agreement; (d) a warranty or representation by AMS or Resorba that Organogenesis has all of the governmental approvals necessary to sell the Licensed Products or (e) an obligation to furnish any technology or technological information other than as set forth in this Agreement.

Section 3.                                          Dismissal of Litigation

3.1                               Contemporaneously with the execution of this Agreement by the Parties, Resorba and Organogenesis shall execute the Stipulation of Dismissal, which Resorba’s counsel shall file with the Court within one business day of the execution of this Agreement.

Section 4.                                          Mutual Releases and Covenant Not to Sue

4.1                               Contemporaneously with the execution of this Agreement, Resorba shall execute and deliver the Release attached as Exhibit B.

4.2                               Contemporaneously with the execution of this Agreement, Organogenesis shall execute and deliver the Release attached as Exhibit C.

4.3                               Each of AMS and Resorba, for itself, its Affiliates and its and their successors and assigns, irrevocably covenants not to sue Organogenesis, any Organogenesis Affiliates or any Organogenesis supplier or manufacturer of any Licensed Product or a Third Party who purchased or used any Licensed Products (“Organogenesis Covenantees”) for infringement of any patent, including any in the ‘816 Patent Family, that AMS, Resorba, or its respective Affiliates, successors and assigns owns or controls as of the Effective Date, on the basis of their making, having made, using, offering for sale, selling, or importing of any Licensed Product at any time before the Effective Date of this Agreement.

Section 5.                                          License

5.1                               Subject to the terms and conditions of this Agreement, and within the Territory, Resorba grants to Organogenesis and to Organogenesis’s Affiliates an exclusive royalty-bearing license under the ‘816 Patent Family within the Territory to make, have made, use, offer for sale,

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

sell, and import Licensed Products in any field of use, with no right to grant sublicenses. The license granted in this Section 5.1 shall be effective as of March 27, 2015.

5.2                               Upon written notice to Resorba, Organogenesis may assign this Agreement or any part thereof (including, without limitation, the license granted in Section 5.1) (a) to any of its Affiliates, successors, or permitted assigns or (b) to a Third Party in connection with the sale or transfer to such Third Party of substantially all of Organogenesis’s business or assets or the sale or transfer of a portion of Organogenesis’s business or assets to such Third Party that relates to any Licensed Product. Upon written notice to Organogenesis, Resorba may assign this entire Agreement (but not just parts thereof) (i) to any of its Affiliates, successors, or permitted assigns or (ii) to a Third Party in connection with the sale or transfer to such Third Party of substantially all of Resorba’s business or assets, provided that no such assignment shall adversely affect the license granted in Section 5.1 to Organogenesis and the Organogenesis Affiliates. During the Term, Resorba may not assign, sell or transfer all or any of the patents in the ‘816 Patent Family on a standalone basis. The obligations arising from this Agreement are binding on any Party’s Affiliates and permitted assignees.

5.3                               On or after January 1, 2020 and during the Term, if Organogenesis or any of its Affiliates commences a proceeding involving a Patent Challenge of any patent in the ‘816 Patent Family, Organogenesis shall establish an escrow account and pay into that account amounts that would otherwise be due on or after January 1, 2020 under Section 8 of this Agreement. Any Patent Challenge commenced by Organogenesis or any of its Affiliates shall not remove Organogenesis’ obligations to pay the amounts that would otherwise be due on or before December 31, 2019 under Section 8 of this Agreement. If a Patent Challenge is successful in invalidating or rendering unenforceable all claims pertaining to the Licensed Products, the money in escrow shall be distributed to Organogenesis. If, on the other hand, a Patent Challenge is unsuccessful in invalidating or rendering unenforceable all claims pertaining to the Licensed Products, Organogenesis shall pay to Resorba the money in escrow, Resorba’s reasonable attorneys’ fees and costs in defending against such Patent Challenge, as well as liquidated damages in the amount of fifty percent (50%) of the amount in escrow. This Section 5.3 is subject to Section 2.2(b).

5.4                               As soon as practical taking into account regulatory considerations and existing inventories of packaging materials and lead times to change such packaging materials but in no event later than six (6) months after the Effective Date of this Agreement, in respect of all Licensed Products manufactured at any time after the Effective Date, Organogenesis shall comply with the patent marking provisions of 35 U.S.C. § 287(a) by marking all Licensed Products with the word “patent” or the abbreviation “pat.” and either the relevant patent in the ‘816 Patent Family or a web address that is freely accessible to the public and that lists the relevant patent in the ‘816 Patent Family. Organogenesis shall also ensure that any Organogenesis Affiliates mark any Licensed Products and comply with the patent marking laws of each country in the Territory for Licensed Products sold in those countries.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

Section 6.                                          Indemnity

6.1                               Organogenesis agrees to indemnify, hold harmless, and defend Resorba against (a) any and all Third Party claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, offer for sale, sale, marking, import, export, or other disposition of the Licensed Products and (b) any and all Third Party claims related to, arising out of, or resulting from Organogenesis’ breach of any representation, warranty, covenant or obligation under this Agreement, in each case including all fees and expenses of any attorneys, experts or other professional advisers.

6.2                               Resorba agrees to indemnify, hold harmless, and defend Organogenesis against any and all Third Party claims related to, arising out of, or resulting from Resorba’s or AMS’s breach of any representation, warranty, covenant or obligation under this Agreement, including all fees and expenses of any attorneys, experts or other professional advisers.

6.3                               The indemnified party shall promptly notify the indemnifying party in writing of any action in which it is seeking indemnity hereunder and shall cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of any such action and shall employ counsel reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any such action in a manner that adversely affects the rights of any indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified party’s failure to perform any obligations under this Section 6.3 shall not relieve the indemnifying party of its obligations under this Section 6.3 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of the failure. The indemnified party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

6.4                               NEITHER PARTY SHALL BE LIABLE TO THE OTHER, ITS CUSTOMERS, THE USERS OF ANY LICENSED PRODUCTS AND RELATED SERVICES, OR ANY THIRD PARTIES FOR ANY DIRECT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS OR GOODWILL SUFFERED BY ANY PERSON ARISING FROM ANY USE OF THE LICENSED PRODUCTS AND RELATED SERVICES, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, INFRINGEMENT OF INTELLECTUAL PROPERTY, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 7.                                          Maintenance and Enforcement

7.1                               Resorba shall be responsible for the maintenance of the ‘816 Patent Family and payment of all fees associated with such maintenance. Resorba will not abandon, or fail to maintain, any patent in the ‘816 Patent Family without prior written agreement of Organogenesis.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

7.2                               If any Party becomes aware of potential infringement of any patent within the ‘816 Patent Family licensed to Organogenesis, then that Party will notify the other Party as soon as possible. At the option and sole discretion of Organogenesis, Organogenesis may initiate a patent infringement action and may name Resorba as an additional plaintiff. If Resorba is so named, it agrees to join such action. All monies received by Organogenesis as a result of the action (including but not limited to any award of damages, sub-license fees and royalties), less attorneys’ and experts’ fees and expenses for which Organogenesis or Resorba are responsible and which shall be reimbursed to both Parties, shall be apportioned equally between the Parties.

7.3                               Resorba shall provide any assistance reasonably requested in connection with any patent infringement action to enforce any licensed patent in the ‘816 Patent Family that is initiated by Organogenesis. In the event that Organogenesis names Resorba as a plaintiff, Resorba shall have the option to be jointly represented by counsel for Organogenesis. In the event that Resorba chooses such joint representation and such counsel at any time notifies Organogenesis and Resorba that a conflict has arisen so that counsel cannot continue to represent both parties, or in the event that Resorba in its discretion but for valid reason chooses, Resorba may retain separate counsel, provided that Resorba shall be responsible for the entire cost of any separate counsel unless such separate counsel is required due to a conflict, in which case the cost of such separate counsel shall be borne equally between Organogenesis and Resorba. Resorba’s counsel costs shall be reimbursable as provided for in Section 7.2.

7.4                               Where Organogenesis initiates infringement action pursuant to Section 7.2, Organogenesis shall have the sole right to enter into any settlement in any patent infringement action to enforce any licensed patent in the ‘816 Patent Family, except that it shall not have the authority to grant any license or sublicense without the prior written consent of Resorba, such consent not to be unreasonably withheld or delayed. Organogenesis shall disclose details of any such settlement to Resorba for the purposes of verifying any payments due pursuant to Section 7.2.

7.5                               In the event that Organogenesis determines, in its sole discretion and for any reason, that it cannot or will not initiate a patent infringement action against the relevant Third Party, Resorba shall be entitled to initiate such a patent infringement action in the same manner and subject to the same terms and conditions as set out in this Section 7 (including with respect to sharing of recoveries and payment of expenses). Resorba may name Organogenesis as an additional plaintiff in such action, and if Organogenesis is so named, it agrees to join such action.

Section 8.                                          Lump-Sum and Royalty Payments

8.1                               Lump-Sum Payments. Organogenesis shall make the following lump-sum payments to Resorba:

(a)                                 An up-front payment of two hundred and fifty thousand United States dollars (USD $250,000) on or before fifteen days after the Effective Date.

(b)                                 A maintenance payment of two hundred thousand United States dollars (USD $200,000) on or before July 1, 2018.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

(c)                                  A maintenance payment of one hundred and fifty thousand United States dollars (USD $150,000) on or before April 1, 2019.

The Parties acknowledge and agree that if this Agreement is terminated prior to April 1, 2019, all unpaid amounts under this Section 8.1 shall be deemed to have been accrued immediately prior to such termination.

8.2                               Royalties. In addition to the lump-sum payments in Section 8.1, for each calendar quarter starting with January 1, 2017 and ending at the end of the Term, if any Net Sales are made during the Term, Organogenesis shall pay Resorba a royalty equal to [***].

8.3                               Minimum Royalties. Regardless of the actual amount of Net Sales during the applicable period, the royalty payments relating to such period shall not be less than the following amounts (“Minimum Royalty Payment”):

(a)                                 For the calendar year from January 1 to December 31, 2017, two-and-one-half million United States dollars (USD $2,500,000);

(b)                                 For the calendar year from January 1 to December 31, 2018, one million United States dollars (USD $1,000,000); and

(c)                                  For the calendar year from January 1 to December 31, 2019, one million United States dollars (USD $1,000,000).

If the Term ends during any of the above periods, the Minimum Royalty Payment shall be pro-rated over the time period during which this Agreement was in effect.

8.4                               Timing of Payments. The royalty payments, for all royalties owed for Net Sales during the first three calendar quarters of 2017, shall be made no later than: (a) November 1, 2017 for an amount equal to fifty percent (50%) of the total royalty payment and (b) March 1, 2018 for the remaining fifty percent (50%) of the total royalty payment. For the fourth quarter of 2017 and thereafter, Organogenesis shall pay all royalties owed for Net Sales no later than sixty (60) days from the end of the calendar quarter in which the Net Sales were made. For any calendar year in which the total royalty on Net Sales pursuant to Section 8.2 is less than the applicable Minimum Royalty Payment set forth in Section 8.3, Organogenesis shall pay the difference between such total royalty and such Minimum Royalty Payment no later than sixty (60) days from the end of the preceding calendar year. Any sums accrued prior to the expiration or earlier termination of this Agreement and due to be paid to Resorba in respect of which the due date for payment pursuant to this Section 8.4 has not arisen prior to any termination or expiry of this Agreement shall be paid by Organogenesis no later than sixty (60) days from the effective date of such termination or expiry.

8.5                               Method of Payment. All payments shall be made by wire transfer to the following account:

[***]

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

8.6                               Resorba shall be solely responsible for any taxes due or payable on any sums paid to it under this Agreement.

Section 9.                                          Reports and Records

9.1                               Within thirty (30) days of each calendar quarter end date, Organogenesis shall submit a report for each calendar quarter during which any Licensed Product is marketed, manufactured, used, sold, offered for sale in or imported into the Territory, except in respect of the quarter ending September 30, 2017 which initial report shall cover the period starting January 1, 2017 through September 30, 2017 and shall be submitted within thirty (30) days of the Effective Date. Each report shall indicate the identity of any Organogenesis Affiliate that sold Licensed Products in the Territory during the quarter covered by the report and shall include a calculation of the Net Sales and the royalty due in respect of that quarter.

9.2                               Organogenesis shall maintain, and it shall procure that any relevant Organogenesis Affiliate maintains, records in sufficient detail to enable verification of the correctness of the amount of each royalty payment. Such records shall be maintained for a minimum of five (5) years following the calendar year to which the records relate. Resorba shall have a right to have an independent auditor inspect the records at Organogenesis’ premises upon reasonable notice during the Term and this maintenance period for the sole purpose of verifying the amount of Net Sales no more than once every calendar year during the Term and once within a year of the end of the Term. Such inspection shall occur at times mutually agreed by the Parties. Resorba is responsible for payment of any such reasonable auditor’s fee, except that Organogenesis shall be responsible for all such fees and reimburse Resorba in full in the event such an inspection discloses a discrepancy in Resorba’s favor equal to the lesser of (a) five percent (5%) or more in respect of the calculation and payment of the royalty payments due under this Agreement and (b) $50,000. The results of such inspection shall be maintained as Confidential Information.

Section 10.                                   Territories Outside the United States

10.1                        Right of First Refusal. If a Third Party makes a bona fide, written offer to Resorba or any of its Affiliates to license any Foreign Counterpart and Resorba or such Affiliate intends to accept such offer, Resorba shall promptly notify Organogenesis in writing of such offer (including providing to Organogenesis a copy of such offer from the Third Party). Organogenesis shall have thirty (30) days (the “Consideration Period”) after receipt of such written notice from Resorba to notify Resorba in writing that it intends to match such offer, after which Organogenesis and Resorba shall negotiate on an exclusive basis (except that Resorba may continue to discuss the offer with and prepare license documentation for the Third Party who made the offer) and in good faith for up to seventy (70) days (the “Negotiation Period”) after the date of the notice from Organogenesis to Resorba to enter into a license agreement containing the terms of such offer. Resorba or such Affiliate may accept the Third Party’s offer only after Resorba has complied fully with the terms of this Section 10.1 and either (a) Organogenesis has declined to notify Resorba within the Consideration Period that it intends to match such offer or (b) the Negotiation Period has ended without Organogenesis and Resorba agreeing on a license, at which point Resorba shall

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

have a period of sixty (60) days from the termination of the Consideration Period or the Negotiation Period, as the case may be, to accept the Third Party’s offer.

10.2                        Exclusive Negotiation Period. If Organogenesis wishes to license a Foreign Counterpart other than in the circumstances of Section 10.1, upon written notice by Organogenesis to Resorba, Resorba and Organogenesis will negotiate on an exclusive basis and in good faith with each other for such license for a period of ninety (90) days.

Section 11.                                   Term and Termination

11.1                        Term. The Term of this Agreement shall begin as of the Effective Date and shall continue until the last patent in the ‘816 Patent Family expires or until earlier terminated in accordance with Section 11.2, Section 11.3 or Section 11.4.

11.2                        Termination for Default. Any Party may terminate this Agreement in the event that another Party commits a material breach of its representations, warranties or obligations under this Agreement and fails to cure such breach within: (a) thirty (30) days after receiving written notice thereof if such breach is a breach of a payment obligation or (b) sixty (60) days after receiving written notice thereof if such breach is not a breach of a payment obligation.

11.3                        Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement by written notice to the other Party if the other Party: (a) becomes insolvent; (b) files a petition, or has a petition filed against it, under any laws relating to insolvency, and the related insolvency proceedings are not dismissed within 60 (sixty) days after the filing of such petition; (c) enters into any voluntary arrangement for the benefit of its creditors; (d) appoints, or has appointed on its behalf, a receiver, liquidator or trustee of any of its property or assets; or (e) ceases to carry on business in the ordinary course. All rights and licenses granted under or pursuant to this Agreement by Resorba are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code. Organogenesis shall retain and may fully exercise all of its rights and elections under this Agreement, including under Section 365(n) of the United States Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to Organogenesis under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which Resorba is the debtor.

11.4                        Early Termination by Organogenesis. Organogenesis may terminate this Agreement without cause at any time upon written notice to Resorba, which termination will be effective on the date specified on such notice, only in the event that (a) the ‘816 Patent is invalidated (such that no claim pertaining to the Licensed Products survives) or (b) Organogenesis stops all activities that would infringe, induce infringement of, or contribute to the infringement of any patent in the ‘816 Patent Family, including the marketing, manufacturing, using, selling, offering for sale or importing the Licensed Products.

11.5                        Effect of Termination. Upon termination (for any reason and by either Party) or expiration of this Agreement (a) the license granted under Section 5 shall revert back to Resorba

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

and (b) for the avoidance of doubt, the Releases shall not apply to any activities occurring after such termination or expiration.

11.6                        Survival of Obligations. The Parties’ respective rights and obligations under Section 2, 4.3, Section 6, Section 8.1, 8.3, 8.4, 8.5, 8.6, Section 9, Section 11 and Section 12, any applicable definitions, and any other rights or obligations that by their nature extend beyond the Term of this Agreement, shall continue after the Term of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event that Organogenesis properly terminates this Agreement under Section 11.2, Section 11.3 or Section 11.4(a), in addition to whatever other remedies it may have, Organogenesis shall not be obligated to make payments to Resorba that would be due after the date of termination. Organogenesis shall remain obligated to make the payments owed to Resorba that accrued prior to the date of termination under Sections 11.2, 11.3 or 11.4(a).

Section 12.                                   General

12.1                        No Admission. No Party makes any admission as to liability in the Litigation, or, except as set forth in Section 2, as to Third Party infringement or the validity, scope, or enforceability of the ‘816 Patent.

12.2                        Binding Effect. This Agreement will be binding upon and inure solely to the benefit of the Parties and their respective successors and any assigns.

12.3                        Governing Law. The Parties agree that this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

12.4                        Dispute Resolution; Jurisdiction; Service; Enforcement. Any dispute arising out of or related to this Agreement shall be addressed diligently and in good faith by the Parties and with the involvement of high-level executives of both Parties. In the event such dispute cannot be resolved within 60 (sixty) days from the date on which either Party notified the other Party in writing of such dispute (or such longer time as agreed upon by the parties), the Parties agree to attempt to resolve the dispute through mediation. Litigation may be pursued by either Party only after any such efforts to mediate have failed. Provided litigation is instituted, each Party (a) hereby irrevocably submits itself to and consents to the exclusive jurisdiction of the United States District Court for the District of Delaware for the purposes of any action, claim, suit or proceeding in connection with any controversy, claim or dispute arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, claim, suit or proceeding, any claim that it is not personally subject to the jurisdiction of such court(s), that the action, claim, suit or proceeding is brought in an inconvenient forum, or that the venue of the action, claim, suit or proceeding is improper.

12.5                        Fees and Costs. The Parties agree to pay their own attorneys’ fees and costs related to the Litigation and this Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

12.6                        Notice. Any notice to be given under this Agreement shall be in writing; shall be deemed to have been duly given if sent by any delivery method, including electronic delivery, that provides proof of receipt; and shall be deemed effective upon receipt. Any notice to be given under this Agreement shall be sent to the following:

If to Resorba or to AMS:	If to Organogenesis:

RESORBA Medical GmbH	Organogenesis Inc.
Am Flachmoor 16	150 Dan Road, Suite 3
90475 Nuremberg	Canton, Massachusetts 02021
Germany	Attention: General Counsel
Attention: CEO

with a copies to:	with a copy to:

Advanced Medical Solutions Group plc	Foley Hoag LLP
Premier Park, 33 Road One	Seaport World Trade Center West
Winsford Industrial Estate	155 Seaport Boulevard
Cheshire CW7 3RT	Boston, Massachusetts 02210
United Kingdom	Attention: William R. Kolb
Attention: Company Lawyer

and

Foley Lardner LLP
321 North Clark, Suite 2800
Chicago, Illinois 60654
Attention: Jeanne M. Gills

12.7                        Entire Agreement. This Agreement expresses the Parties’ entire understanding regarding the subject matter of this Agreement and supersedes in their entirety any and all written or oral agreements previously existing between AMS and Resorba on the one hand and Organogenesis on the other with respect to the subject matter of this Agreement. This Agreement is final and may not be amended, modified, or changed, and no waiver of any provision of this Agreement shall be effective, except by an instrument in writing signed by the Party against whom the amendment, modification, change, or waiver is sought to be enforced.

12.8                        Waiver. A Party’s rights hereunder shall not be prejudiced by any relaxation, forbearance, delay, or indulgence by any Party in enforcing its rights hereunder or the granting of time by such Party, and no waiver by any Party shall operate as a waiver of any subsequent or continuing breach.

12.9                        Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

validity or enforceability of any other provision of this Agreement. Upon such determination that any such provision, or any portion thereof, is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

12.10                 Force Majeure. No Party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement resulting directly or indirectly from an act of nature, terrorist attacks, fires, or other causes beyond the reasonable control of such Party.

12.11                 No Agency. This Agreement does not create any partnership, joint venture, or agency agreement or arrangement between the Parties or with any other Person, does not give rise to any fiduciary obligation between the Parties, and does not create any obligations between the Parties other than those defined herein.

12.12                 Consultation with Counsel. Each Party acknowledges that it has had the opportunity to consult with legal counsel of its choice prior to execution of this Agreement, has in fact done so, and has been specifically advised by counsel of the meaning and terms of this Agreement.

12.13                 Construction. The Parties each acknowledge that the terms of this Agreement are the result of negotiations between them, and that this Agreement shall not be construed in favor of, or against, any Party by reason of the extent to which a Party or its counsel participated in the drafting of this Agreement.

12.14                 Confidentiality. Except as set forth in Section 12.15 below, the Parties agree to keep confidential the terms of this settlement, the negotiations therefor, and any other information provided under the Agreement, such as the reports provided under Section 9, designated by a Party as confidential (“Confidential Information”) except to the extent that any Party, in its sole discretion, deems public disclosure necessary or appropriate in connection with compliance with law or the rules of any United States or foreign stock exchange. Each Party may also disclose Confidential Information to its Affiliates, lawyers, insurers, accountants, auditors, and other professional advisors so long as these Persons agree in writing or pursuant to ethical obligations to keep the Confidential Information confidential. In addition, each Party may disclose Confidential Information to any acquisition targets, potential acquirers of its business or any rights granted under this Agreement, and development, collaboration, and commercialization partners, so long as those Persons undertake in writing to keep the Confidential Information confidential. Each Party may also disclose Confidential Information to the extent that it deems such disclosure necessary or appropriate to enforce this Agreement or rights under this Agreement. If a Party is required by judicial or administrative process to disclose Confidential Information, it shall, to the extent possible prior to such disclosure, promptly notify the other Party and allow the other Party a reasonable period of time to oppose such process or seek a protective order from a court of competent jurisdiction.

12.15                 Permitted Disclosures. During the Term, either Party may disclose that Organogenesis is an exclusive licensee of the ‘816 Patent. At any time following the grant to

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

Organogenesis of a license to any patent in the ‘816 Patent Family, either Party may disclose that Organogenesis is a licensee under such patent. For the purposes of foreign stock exchange rules, within fourteen (14) days of the Effective Date, Resorba (or its Affiliates, as appropriate) shall be entitled to make the announcement regarding this Agreement attached as Exhibit D. Such announcement shall be coordinated by the Parties so as to be a joint announcement made simultaneously.

12.16                 Cumulative Remedies. The rights and remedies of the Parties as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.

12.17                 Counterparts. This Agreement may be executed in counterparts, regardless of how delivered, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

12.18                 Authority. Each person signing this Agreement in a representative capacity expressly represents that he or she has the subject Party’s authority to so sign and that the subject Party will be bound by the signatory’s execution of this Agreement. Each Party expressly represents that such Party does not require any Third Party’s consent to enter into this Agreement.

12.19                 Obligations of Affiliates. Each Party shall cause its Affiliates to comply with all of the covenants and other obligations set forth in this Agreement that are intended to apply to such Affiliates. Each Party agrees that it shall be liable for any failure of its Affiliates to comply with such covenants and other obligations.

Signature page follows

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

RESORBA Medical GmbH		ORGANOGENESIS INC.

By:	/s/ Chris Meredith /s/ Mary Tavener	By:	/s/ Timothy M. Cunningham

Position:	CEO/CFO	Position:	CFO

Dated:	October 25, 2017	Dated:	October 24, 2017

ADVANCED MEDICAL SOLUTIONS GROUP plc

By:	/s/ Chris Meredith

Position:	CEO/CFO

Dated:	October 25, 2017

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

EXHIBIT A

[Stipulation of Dismissal and Order: on following three pages]

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

IN THE UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

)
RESORBA MEDICAL GmbH,	)
)
Plaintiff,	)	Civil Action No. 1:16-cv-12173-GAO
)
v.	)
)
ORGANOGENESIS, INC.,	)
)
Defendant.	)
)

STIPULATION OF DISMISSAL

Pursuant to Rule 41(a)(1)(A)(ii) of the Federal Rules of Civil Procedure, Plaintiff Resorba Medical GmbH and Defendant Organogenesis Inc. hereby agree to the dismissal of this entire action as follows:

1.                                     Resorba’s and Organogenesis’ claims are dismissed without prejudice in their entirety.

2.                                     Each of the Parties shall bear its own costs, expenses, and attorneys’ fees.

3.                                     Each of the Parties expressly waives any right to appeal the dismissal of this action.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

Dated: October , 2017	Respectfully Submitted:

ATTORNEYS FOR RESORBA MEDICAL GmbH

Dated: October , 2017	Respectfully Submitted:

ATTORNEYS FOR ORGANOGENESIS INC.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

[Page Intentionally Omitted]

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

EXHIBIT B: on following page

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

Release of Organogenesis Inc. by RESORBA Medical GmbH

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Resorba Medical GmbH, its directors, officers, employees, agents, attorneys, insurers, Affiliates, successors, and assigns (“Releasors”) hereby release each of Organogenesis Inc., its directors, officers, employees, agents, attorneys, insurers, Affiliates, successors, and assigns, and any purchasers, suppliers, or manufacturers of PuraPly™ Antimicrobial (each and all referred to as “Releasees”), from any and all claims, counterclaims, causes of action, actions and demands, liabilities, losses, payments, obligations, costs and expenses (including, without limitation, attorneys’ fees and costs) of any kind or nature whether asserted or unasserted, known or unknown, relating to the ‘816 Patent Family accruing on or before the Effective Date of the Agreement and that were brought or could have been brought by Releasors in Resorba Medical GmbH v. Organogenesis, Inc., a civil action in the United States District Court for the District of Massachusetts, Civil Action No. 1:16-cv-12173-GAO.  Releasors will bring no further claims or actions against Releasees on account of anything that has occurred in respect of or in connection with such claims on or before the date this release is signed.  Releasors acknowledge and assume all risk that the claims hereby released may be or might become greater or more extensive than are now known or expected. The foregoing release shall not apply to each Party’s obligations required to be performed under this Agreement.

RESORBA Medical GmbH

By:	/s/ Chris Meredith

Position:	CEO

Dated:	25th October 2017

By:	/s/ Mary Tavener

Position:	CFO

Dated:	25th October 2017

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

EXHIBIT C: on following page

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

Release of RESORBA Medical GmbH by Organogenesis Inc.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Organogenesis Inc., its directors, officers, employees, agents, attorneys, insurers, Affiliates, successors, and assigns (“Releasors”) hereby release each of RESORBA Medical GmbH, its directors, officers, employees, agents, attorneys, insurers, Affiliates, successors, and assigns, and the inventors of the ‘816 Patent (each and all referred to as “Releasees”), from any and all claims, counterclaims, causes of action, actions and demands, liabilities, losses, payments, obligations, costs and expenses (including, without limitation, attorneys’ fees and costs) of any kind or nature whether asserted or unasserted, known or unknown, relating to the ‘816 Patent Family accruing on or before the Effective Date of the Agreement and that were brought or could have been brought by Releasors in Resorba Medical GmbH v. Organogenesis, Inc., a civil action in the United States District Court for the District of Massachusetts, Civil Action No. 1:16-cv-12173-GAO.  Releasors will bring no further claims or actions against Releasees on account of anything that has occurred in respect of or in connection with such claims on or before the date this release is signed.  Releasors acknowledge and assume all risk that the claims hereby released may be or might become greater or more extensive than are now known or expected.  The foregoing release shall not apply to each Party’s obligations required to be performed under this Agreement.

Organogenesis Inc.

By:	/s/ Timothy M. Cunningham

Position:	CFO

Dated:	10/24/17

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

EXHIBIT D: on following four pages

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

AMS UK VERSION:

26th October 2017

Advanced Medical Solutions Group plc

(“AMS” or the “Group”)

Advanced Medical Solutions Group and Organogenesis Inc. Enter into Patent Out-licensing Agreement

-       Organogenesis to Obtain Immediate Access to Patent and License in U.S.

-       AMS to recognise $2.5 million in 2017; annual royalty on net sales until 2026

Winsford, UK, 26th October 2017: Advanced Medical Solutions Group plc (AIM: AMS.L), the surgical and advanced wound care specialist company, and Organogenesis Inc., a commercial leader in regenerative medicine focused on advanced wound care and surgical biologics, today announced the two companies have entered into an out-licensing agreement on a U.S. patent (“Patent”) for a collagen-based wound dressing containing Polyhexamethylene Biguanide (“PHMB”) (“Licensed Product”).

Under the terms of the agreement, Organogenesis has been granted an exclusive license in the United States to the Patent.  In exchange for this, AMS will receive a minimum payment of $2.5 million, which will be recognised in 2017, and a minimum royalty revenue of $1 million for each of the financial years ending 31 December 2018 and 2019, as part of an ongoing royalty that will be payable to AMS on the net sales of the Licensed Product for the life of the Patent.  The Patent is due to expire in October 2026.

Chris Meredith, Chief Executive Officer of Advanced Medical Solutions, said: “We are delighted to sign this agreement with Organogenesis, a commercial leader in regenerative medicine, focused in the areas of bio-active wound healing and soft tissue regeneration. The Group’s ability to out-license our patent technologies is another endorsement of the quality of our innovation and we are confident that our partner will be able to use the AMS patent in order to help patients across the US.”

Gary S. Gillheeney, Sr., President and CEO of Organogenesis Inc., said: “We are very pleased to secure an exclusive license to this patent in the United States. This is an important agreement for Organogenesis that underscores our commitment to offering a comprehensive portfolio of products that addresses patient needs across the continuum of care.”

PHMB is an antimicrobial which is effective against several bacteria including Methicillin-resistant Staphylococcus aureus (MRSA) and Escherichia coli (E. coli). AMS’s PHMB foam was approved for marketing in Europe in 2016 and subsequently this year in the US.

- Ends -

For further information, please visit www.admedsol.com or contact:

Advanced Medical Solutions Group plc	Tel: +44 (0) 1606 545508
Chris Meredith, Chief Executive Officer Mary Tavener, Chief Finance Officer

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

Organogenesis Inc. Angelyn Lowe, Director, Marketing Operations and Communications	Tel: +1 (781) 830-2353

Consilium Strategic Communications	Tel: +44 (0) 20 3709 5700
Mary-Jane Elliott / Matthew Neal / Philippa Gardner / Rosie Phillips

Investec Bank PLC (NOMAD & Broker)	Tel: +44 (0) 20 7597 5970
Daniel Adams / Gary Clarence / Patrick Robb

About Advanced Medical Solutions Group plc — see www.admedsol.com

AMS is a world-leading independent developer and manufacturer of innovative and technologically advanced products for the global surgical, wound care and wound closure markets, focused on quality outcomes for patients and value for payors. AMS has a wide range of products that include silver alginates, alginates, foams, tissue adhesives, sutures and haemostats, which it markets under its brands; ActivHeal®, LiquiBand® and RESORBA® as well as supplying under white label.

AMS’s products, manufactured out of two sites in the UK, one in the Netherlands, two in Germany and one in the Czech Republic, are sold in more than 75 countries via a network of multinational or regional partners and distributors, as well as via AMS’s own direct sales forces in the UK, Germany, the Czech Republic and Russia.  Established in 1991, the Group has approximately 600 employees.  For more information, please see www.admedsol.com.

About Organogenesis

Originally founded as a spin-off from technology developed at MIT in 1985, Massachusetts-based Organogenesis Inc. offers a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s versatile portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

ORGANOGENESIS US VERSION:

Advanced Medical Solutions Group and Organogenesis Inc. Enter into Patent Out-licensing Agreement

-       Organogenesis to Obtain Immediate Access to Patent and License in U.S.

-       AMS to recognize $2.5 million in 2017; annual royalty on net sales until 2026

Winsford, UK, October 26, 2017: Advanced Medical Solutions Group plc (AIM: AMS.L), the surgical and advanced wound care specialist company, and Organogenesis Inc., a commercial leader in regenerative medicine focused on advanced wound care and surgical biologics, today announced the two companies have entered into an out-licensing agreement on a U.S. patent (“Patent”) for a collagen-based wound dressing containing Polyhexamethylene Biguanide (“PHMB”) (“Licensed Product”).

Under the terms of the agreement, Organogenesis has been granted an exclusive license in the United States to the Patent.  In exchange for this, AMS will receive a minimum payment of $2.5 million, which will be recognized in 2017, and a minimum royalty revenue of $1 million for each of the financial years ending 31 December 2018 and 2019, as part of an ongoing royalty that will be payable to AMS on the net sales of the Licensed Product for the life of the Patent.  The Patent is due to expire in October 2026.

Chris Meredith, Chief Executive Officer of Advanced Medical Solutions, said: “We are delighted to sign this agreement with Organogenesis, a commercial leader in regenerative medicine, focused in the areas of bio-active wound healing and soft tissue regeneration. The Group’s ability to out-license our patent technologies is another endorsement of the quality of our innovation and we are confident that our partner will be able to use the AMS patent in order to help patients across the US.”

Gary S. Gillheeney, Sr., President and CEO of Organogenesis Inc., said: “We are very pleased to secure an exclusive license to this patent in the United States. This is an important agreement for Organogenesis that underscores our commitment to offering a comprehensive portfolio of products that addresses patient needs across the continuum of care.”

PHMB is an antimicrobial which is effective against several bacteria including Methicillin-resistant  Staphylococcus aureus (MRSA) and Escherichia coli (E. coli). AMS’s PHMB foam was approved for marketing in Europe in 2016 and subsequently this year in the US.

- Ends -

For further information, please visit www.admedsol.com or contact:

Advanced Medical Solutions Group plc	Tel: +44 (0) 1606 545508
Chris Meredith, Chief Executive Officer Mary Tavener, Chief Finance Officer

Organogenesis Inc. Angelyn Lowe, Director, Marketing Operations and Communications	Tel: +1 (781) 830-2353

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.

Consilium Strategic Communications	Tel: +44 (0) 20 3709 5700
Mary-Jane Elliott / Matthew Neal / Philippa Gardner / Rosie Phillips

Investec Bank PLC (NOMAD & Broker)	Tel: +44 (0) 20 7597 5970
Daniel Adams / Gary Clarence / Patrick Robb

About Advanced Medical Solutions Group plc — see www.admedsol.com

AMS is a world-leading independent developer and manufacturer of innovative and technologically advanced products for the global surgical, wound care and wound closure markets, focused on quality outcomes for patients and value for payors. AMS has a wide range of products that include silver alginates, alginates, foams, tissue adhesives, sutures and haemostats, which it markets under its brands; ActivHeal®, LiquiBand® and RESORBA® as well as supplying under white label.

AMS’s products, manufactured out of two sites in the UK, one in the Netherlands, two in Germany and one in the Czech Republic, are sold in more than 75 countries via a network of multinational or regional partners and distributors, as well as via AMS’s own direct sales forces in the UK, Germany, the Czech Republic and Russia.  Established in 1991, the Group has approximately 600 employees.  For more information, please see www.admedsol.com.

About Organogenesis

Originally founded as a spin-off from technology developed at MIT in 1985, Massachusetts-based Organogenesis Inc. offers a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s versatile portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks [***] denote omissions.